SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549



                                   FORM 8-K



                                CURRENT REPORT
                    Pursuant to Section 13 or 15(d) of the
                       Securities Exchange Act of 1934



               Date of Report (Date of earliest event reported):
                               October 13, 1997



                             NORWEST CORPORATION
            (Exact name of registrant as specified in its charter)



          Delaware                     1-2979                 41-0449260
(State or other jurisdiction        (Commission            (IRS Employer
     of incorporation)              File Number)         Identification No.)



             Norwest Center
           Sixth and Marquette
         Minneapolis, Minnesota                                      55479
(Address of principal executive offices)                          (Zip Code)



       Registrant's telephone number, including area code:  612-667-1234




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ITEM 5.     Other Events.


                           RECENT OPERATING RESULTS



Norwest Corporation's ("Norwest") net income for the quarter ended
September 30, 1997 was $341.6 million, or 44 cents per fully diluted common share, an increase of 18.2 percent and 15.8 percent, respectively, over the $289.0 million, or 38 cents per fully diluted common share, earned in the third quarter of 1996. The per common share results have been restated to reflect the two-for-one split of the outstanding shares of common stock of Norwest effected in the form of a 100 percent stock dividend distributed on October 10, 1997. Return on realized common equity was 22.2 percent and return on assets was 1.64 percent for the third quarter of 1997, compared with
21.0 percent and 1.48 percent, respectively, in the same period of 1996.

For the first nine months of 1997, net income was $994.9 million, or $1.29 per fully diluted common share, an increase of 17.6 percent and 14.2 percent, respectively, over the $845.8 million, or $1.13 per fully diluted common share, earned in the first nine months of 1996. Return on realized common equity was 22.3 percent and return on assets was 1.63 percent for the first nine months of 1997, compared with 21.9 percent and 1.49 percent, respectively, in the same period a year ago.

Consolidated net interest income in the third quarter of 1997 was $1,022.6 million, compared with $947.7 million in the third quarter of 1996, an increase of 7.9 percent. The improvement from the third quarter of 1996 was principally due to a 5.9 percent growth in average earning assets and a 15 basis point increase in net interest margin from 5.66 percent to 5.81 percent. Net interest income increased 8.2 percent to $2,980.7 million for the first nine months of 1997, compared with the same period in 1996. The improvement from the first nine months of 1996 was due to a 7.0 percent growth in average earning assets and a nine basis point increase in net interest margin.

Norwest provided $146.7 million for credit losses in the third quarter of 1997, or 143 basis points of average loans and leases on an annualized basis, including $16.0 million, or 16 basis points, of one-time provision for credit losses related to the acquisition of Fidelity Acceptance Corporation. This compares with $105.9 million, or 107 basis points, in the same period a year ago. Net credit losses totaled $125.5 million in the third quarter of 1997, up from $99.4 million in the third quarter of 1996. As a percent of average loans and leases, net credit losses were 122 basis points in the third quarter of 1997, compared with 100 basis points in the same period a year ago. For the first nine months of 1997, Norwest's provision for credit losses amounted to $378.5 million, or 125 basis points of average loans and leases on an annualized basis, compared with $281.1 million, or 98 basis points, for the same period of 1996. Net credit losses as a percent of average loans and leases were 117 basis points in the first nine months of 1997, compared with 94 basis points in the same period of 1996. Excluding the $16.0 million special acquisition charge described below, the increase in the provision for credit losses for the three and nine months ending September 30, 1997 over the


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comparable periods of 1996 relates to higher levels of charge-offs in regions which have had acquisitions and to higher consumer credit charge-offs.

Non-performing assets totaled $229.7 million at September 30, 1997, an increase of $29.7 million from year-end 1996. As a percent of loans, leases and other real estate owned, non-performing assets were 0.55 percent at September 30, 1997, compared with 0.58 percent at the same time last year. Reserve coverage of non-performing assets was 520.9 percent at September 30, 1997, and the allowance for credit losses was 2.87 percent of loans and leases.

Consolidated non-interest income was $753.4 million in the third quarter of 1997, an increase of $121.6 million, or 19.2 percent, from the third quarter of 1996. Contributing to the 1997 increase was continued growth in trust, fees and service charges, mortgage banking, insurance, and investment securities and venture capital gains. For the first nine months of 1997, consolidated non-interest income was up $367.9 million to $2,194.4 million, an increase of 20.1 percent over 1996. The increase was due to higher revenues in essentially all categories.

Consolidated non-interest expenses were $1,111.3 million in the third quarter of 1997, an increase of 7.6 percent from the third quarter of 1996. For the first nine months of 1997, non-interest expenses increased $285.8 million, or
9.6 percent, over the same period of 1996. Prior year non-interest expenses include a $19.0 million charge recorded in the third quarter of 1996 related to recapitalization of the Savings Association Insurance Fund (SAIF). Excluding the SAIF charge, increases in non-interest expenses for the three and nine months ended September 30, 1997 over the comparable periods of 1996 primarily reflect increased operating expenses and one-time charges related to acquisitions.

Norwest's Banking Group reported earnings of $254.8 million in the third quarter of 1997, 34.3 percent above third quarter 1996 earnings of $189.6 million. The increased earnings from third quarter 1996 was the result of higher fee income, and investment securities and venture capital gains. Also, as discussed above, 1996 results also include a SAIF recapitalization charge. For the first nine months of 1997, the Banking Group's earnings were $711.0 million, an increase of 26.9 percent over the $560.1 million earned in the first nine months of 1996. At September 30, 1997, Norwest Venture Capital had net unrealized appreciation in its investment portfolio of $195.6 million.

Mortgage Banking earned $37.7 million in the quarter ended September 30, 1997, compared with $31.8 million in the third quarter of 1996. Net gains on sales of mortgages and servicing rights in the third quarter of 1997 amounted to $13.2 million, compared with $6.0 million in the same quarter last year. The pipeline of unclosed mortgage loans was $11.5 billion at September 30, 1997, compared with $7.9 billion at September 30, 1996 and $7.7 billion at December 31, 1996. Mortgage loan originations were $15.7 billion in the third quarter of 1997, compared with $13.2 billion in the third quarter of 1996. The servicing portfolio increased $21.9 billion from the third quarter of 1996 and $18.5 billion from year-end 1996, and at September 30, 1997, totaled $198.2 billion with a weighted average interest rate of 7.77 percent. Capitalized mortgage servicing rights amounted to $2.8 billion, or 139 basis points of the mortgage servicing portfolio at September 30, 1997. Amortization of capitalized mortgage servicing rights was $104.9 million for the quarter ended


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


September 30, 1997, compared with $94.3 million for the quarter ended September 30, 1996. For the first nine months of 1997, Mortgage Banking's earnings were $106.8 million, an increase of 15.0 percent over the $92.9 million earned in the first nine months of 1996.

Norwest Financial reported third quarter 1997 net income of $49.1 million. Such results include $27.3 million in non-recurring pre-tax acquisition charges related to Norwest's acquisition of Fidelity Acceptance Corporation during the quarter. Fidelity is an automobile finance company with $1.1 billion in receivables with 150 locations in 31 states and Guam, managed by Norwest Financial. These acquisition charges include $16.0 million to conform Fidelity's credit policies with those of Norwest. Excluding the special acquisition charges, Norwest Financial's operating earnings were $194.9 million for the first nine months of 1997, compared with $192.8 million for the same period in 1996. An increase in net interest income due to a 6.5 percent increase in average receivables was offset by a higher provision for credit losses. For the first nine months of 1997, Norwest Financial's net charge-offs as a percentage of average loans was 3.48 percent, compared with
3.07 percent in the comparable period of 1996.

At September 30, 1997, consolidated total assets were $85.3 billion, compared with $80.2 billion at December 31, 1996. Consolidated loans and leases, net of unearned discount, increased 6.0 percent from December 31, 1996, and totaled $41.7 billion at September 30, 1997. Consolidated total deposits were $52.5 billion at September 30, 1997, compared with $50.1 billion at December 31, 1996. Consolidated long-term debt at September 30, 1997, was $12.7 billion, compared with $13.1 billion at year-end 1996. Consolidated stockholders' equity was $6.8 billion at September 30, 1997, compared with $6.1 billion at December 31, 1996. Tier 1 and total capital ratios were 9.08 percent and 10.98 percent, respectively, at September 30, 1997, compared with
8.63 percent and 10.42 percent, respectively, at December 31, 1996. The leverage ratio was 6.60 percent at September 30, 1997, and 6.15 percent at December 31, 1996. After adjustment for the two-for-one stock split, dividends declared per common share were 15 cents for the third quarter of 1997, compared with 13.5 cents for the same period of 1996. The dividend payout ratio was 34.1 percent and 35.5 percent for the three months ended September 30, 1997, and 1996, respectively.


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




                                  SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                          Norwest Corporation
                                          (Registrant)


Dated: October 22, 1997                   By: \s\ Michael A. Graf
                                              Senior Vice President and
                                                Corporate Controller
                                                (Principal Accounting Officer)



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